Exhibit 10.1
EXHIBIT C TO ASSET PURCHASE AGREEMENT
TELETECH’s® IDENTIFY! ™ AND IDENTIFY! PLUS™
SOFTWARE AND INTELLECTUAL PROPERTY LICENSE AGREEMENT
LICENSE AGREEMENT
This Software and Intellectual Property License Agreement (“Agreement”) is effective as of September 28, 2007 (“Effective Date”) by and between licensor TeleTech Holdings, Inc. (“TeleTech”), a Delaware corporation with its principle place of business at 9197 S. Peoria Street, Englewood, CO 80129, licensee Aspen Marketing Services, Inc. (“Aspen”), a Delaware corporation its principal place of business at 1240 North Avenue, West Chicago, IL 60185, and Aspen Acquisition Holdings LLC, a Delaware limited liability company (“Aspen’s Parent”) (individually “Party”, collectively the “Parties”).
RECITALS
WHEREAS TeleTech is the owner of certain computer software, known as and referred to herein as Identify! software and Identify! Plus software and associated intellectual property, for use in the provision of telephone answering services; and
WHEREAS Aspen desires to obtain a license to use and revise the computer software licensed from TeleTech in connection with providing telephone answering services to Aspen’s customers, and TeleTech has agreed to license the computer software to Aspen upon the terms and conditions of this Agreement;
NOW THEREFORE in consideration of the mutual covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, and contingent upon the mutual endorsement and execution of a corresponding Asset Purchase Agreement as defined herein, the Parties agree as follows:
1 Definitions. The following terms shall have the meanings stated:
1.1 Affiliate. Any entity (but not a competitor) of TeleTech which now or in the future controls, is controlled by, or is under common control with Aspen, with “control” defined as a more than fifty percent (50%) ownership interest. This Agreement shall apply to the use of the Software by Aspen and its Affiliates. For the Software used by an Affiliate, “Aspen” and “Party” as used herein shall mean the applicable Affiliate.
1.2 Aspen’s Customers. Aspen’s customers, end users and/or subscribers of Aspen’s Services.
1.3 Asset Purchase Agreement. The corresponding Asset Purchase Agreement between NewGen Results Corporation (“NewGen”) and Aspen for the sale and transfer of certain assets of NewGen to Aspen.
1.4 Automotive Field of Use. The design, creation, manufacturing, marketing, distribution, sale and servicing of automobiles, including passenger cars, trucks and SUVs.
1.5 Calendar Quarter. Each of the following four calendar quarters: January 1 to March 31; April 1 to June 30; July 1 to September 30; and October 1 to December 31.
1.6 Confidential Information. Any data, material or information provided by TeleTech to Aspen in printed, written, graphic, photographic or other tangible form, as well as stored, transmitted and received electronically, or information of TeleTech that is presented, communicated or disclosed orally, including but not limited to information marked as “Confidential”, “Secret”, “Proprietary”, “Restricted”, “Private” or words of similar import, information generally known in the business to be confidential, and any other information disclosed to Aspen by TeleTech concerning the businesses and affairs of TeleTech and its subsidiaries that is not already generally available to the public, including, without limitation, trade secrets and know-how. Confidential Information shall include the Software, Source Code, TeleTech IP, trade secrets and any Derivative Work (other than Derivative Works created by Aspen pursuant to this Agreement) and shall also include any information which can be obtained from examining, testing, utilizing or analyzing the Software or Derivative Work (other than Derivative Works created by Aspen pursuant to this Agreement), or any software, hardware or component thereof as well as any accompanying materials, manuals, records or documents of similar nature. Confidential Information shall not include information that is: (i) lawfully known to Aspen prior to its disclosure by TeleTech, and such knowledge is not a direct or indirect result of a breach of any obligation by any third party; (ii) now or later becomes in the public domain other than as a result of a breach by Aspen or its obligations

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hereunder; (iii) received subsequently by Aspen from a third party who has the lawful right to disclose same; (iv) independently developed by Aspen without reference to the Confidential Information received hereunder, as evidenced by Aspen’s records, or (v) Derivative Works created by Aspen pursuant to this Agreement.
1.7 Mutual Confidential Information. Any Derivative Works created by Aspen pursuant to this Agreement.
1.8 Copyrights. All “original works of authorship” as defined by copyright law, including registered and/or unregistered copyrights associated with the Software.
1.9 Derivative Work. A work based on, or incorporating, the Software, including but not limited to translations, abridgments, condensations, improvements, updates, fixes, modifications and enhancements, or any other form in which the Software may be recast, transformed, adapted, or revised, and includes any other work specifically so-designated by both Parties in writing in the future.
1.10 Designated Engineers. Employees of Aspen who have access to the Source Code and/or who are engaged in creating Derivative Works, selected by Aspen at any time during the term of this Agreement and identified in writing to TeleTech.
1.11 Documentation. TeleTech’s existing documentation of the Software.
1.12 Gross Revenue. All receipts, revenues, credits and any other amounts received by Aspen from, or generated by, (i) any and all contracts involving use of the Software or any Derivative Work, or (ii) any other use of the Software or any Derivative Work, before deductions of any expenses.
1.13 Identify!. Computer software, written in computer languages including XML, PLSQL, TSQL and CSharp, owned by TeleTech for the provision of telephone answering services, including, tracking, managing, recording and forwarding customer calls to a call center, including accessing and forwarding customer data.
1.14 Identify! Plus. Computer software, written in computer languages including XML, PLSQL, TSQL and CSharp, including version 2.0, owned by TeleTech for the provision of telephone answering services, including, tracking, managing, recording and forwarding customer calls to a call center, including accessing and forwarding customer data.
1.15 Intellectual Property. All of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisionals, extensions, reexaminations, utility models, certificates of invention, industrial designs, and design patents, as well as the rights to file for, and to claim priority to, any such patent rights, (b) all Trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, Copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all advertising and promotional materials, (h) all other proprietary rights, (i) all copies and tangible embodiments thereof (in whatever form or medium); and (j) all income, royalties, damages and payments related to any of the foregoing (including damages and payments for past, present or future infringements, misappropriations or other conflicts with any intellectual property), and the right to sue and recover for past, present or future infringements, misappropriations or other conflict with any intellectual property.
1.16 License Fees. All fees owed to TeleTech pursuant to this Agreement including the First Year Royalty Fee, Second Year Royalty Fee, Running Royalty Fees — Automotive, Running Royalty Fees — Non-Automotive, as each of those are defined in Sections 3.1, 3.2, 3.3, and 3.5 respectively of this Agreement.
1.17 Non-Automotive Field of Use. Any and all business, industry and/or commerce in a field other than the Automotive Field of Use.
1.18 Services. Telephone answering services, including, without limitation, tracking, managing, recording and forwarding customer calls to a call center, including accessing and forwarding customer data and routing customer calls to a professional customer care agent.
1.19 Site(s). The physical location or locations in the Territory used, controlled or owned by Aspen where the Software is permissibly deployed under the Agreement.

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1.20 Software. TeleTech’s most recent version of Identify! and Identify! Plus software, as of the Effective Date, in Source Code and executable form.
1.21 Source Code. The source code of the Software written in programming language, including comments and procedural code, such as job control language statements, in a form intelligible to trained programmers and capable of being translated into object code for operation on computer equipment through assembly or compiling, and accompanied by documentation in sufficient detail to enable a trained programmer through study of such documentation to maintain and/or modify the Software without undue experimentation.
1.22 Territory. The United States of America, Canada and Mexico, including their respective territories and possessions.
1.23 [Intentionally omitted].
1.24 Trademarks. Identify! and Identify! Plus, including all trademark rights, trademark applications and trademark registrations associated therewith. This includes trademark application serial numbers 77/263,087 and 77/263,226.
1.25 USD. United States Dollars.
     2 Software License.
2.1 Automotive Field of Use. TeleTech grants to Aspen, and Aspen accepts, subject to all of the terms and conditions of this Agreement: (i) an exclusive, perpetual, non-assignable, revocable, nontransferable, limited license to use the Software in executable form within the Territory solely in connection with providing the Services to Aspen’s Customers doing business in the Automotive Field of Use; and (ii) in connection therewith, a non-exclusive, revocable, non-assignable, nontransferable, limited license to use, solely through Designated Engineers, the Source Code to modify and create, use and reproduce Derivative Works of the Software, by Aspen’s Designated Engineers for Aspen’s Customers in connection with providing the Services in the Automotive Field of Use. All Designated Engineers must execute a Non-Disclosure Agreement in the form attached hereto as Exhibit A, with copies of the executed Non-Disclosure Agreements provided to TeleTech, and be identified in writing to TeleTech before accessing the Source Code. If a Designated Engineer’s employment with Aspen terminates then that individual’s status as a Designated Engineer terminates and Aspen shall take commercially reasonable steps to ensure that Confidential Information in the possession of such terminated Designated Engineer is returned.
2.2 Non-Automotive Field of Use. TeleTech grants to Aspen, and Aspen accepts, subject to all of the terms and conditions of this Agreement: (i) a non-exclusive, perpetual, non-assignable, revocable, nontransferable, limited license to use the Software in executable form within the Territory solely in connection with providing the Services to Aspen’s Customers doing business in the Non-Automotive Field of Use; and (ii) in connection therewith, a non-exclusive, revocable, non-assignable, nontransferable, limited license to use, solely through Designated Engineers, the Source Code to modify and create, use and reproduce Derivative Works of the Software, by Aspen’s Designated Engineers for Aspen’s Customers in connection with providing the Services in the Non-Automotive Field of Use. All Designated Engineers must execute a Non-Disclosure Agreement in the form attached hereto as Exhibit A, with copies of the executed Non-Disclosure Agreements provided to TeleTech, and be identified in writing to TeleTech before accessing the Source Code. If a Designated Engineer’s employment with Aspen terminates then that individual’s status as a Designated Engineer terminates and Aspen shall take reasonable steps to ensure that Confidential Information in the possession of such terminated Designated Engineer is returned.
2.3 No Sublicense; Copies; No Other Rights Granted. Aspen shall have no right to sublicense the Software or Derivative Works, or to grant sublicenses under this Agreement, without the prior written consent of TeleTech. Aspen may make a reasonable number of copies of the Software as needed for back-up, archival and testing purposes and of the Documentation as needed for Aspen’s business purposes as granted herein. The equipment and location where the archival copies are stored shall be listed on Exhibit B attached to this Agreement and shall be deemed Authorized Equipment and Site consistent with Section 4.2 below. Aspen shall have no other right to copy, in whole or in part, the Software. Any copy of the Software made by Aspen is the exclusive property of TeleTech. Aspen’s rights in the Software shall at no time exceed the scope of the license granted under Sections 2.1 and 2.2 of this Agreement. TeleTech reserves all rights not expressly granted to Aspen hereunder.
     3 License Fees and Terms.
3.1 First Year Royalty Fee, Automotive Field of Use. On the Effective Date, Aspen shall pay TeleTech a royalty fee equal to $225,000 USD (“First Year Royalty Fee”), for the license provided in Section 2.1 in the Automotive Field of Use for the period of time beginning on the Effective Date and ending twelve (12) months thereafter.
3.2 Second Year Royalty Fee, Automotive Field of Use. On the first year anniversary of the Effective Date, Aspen shall pay TeleTech a royalty fee equal to $2,000,000 USD (“Second Year Royalty Fee”), for the license provided in Section 2.1 in the

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Automotive Field of Use for the period of time beginning twelve (12) months after the Effective Date and ending twenty-four (24) months after the Effective Date.
3.3 Running Royalty Fees — Automotive Field of Use; Minimums. Unless Aspen shall give written notice of termination to TeleTech not less than 60 days prior to the beginning of any applicable one-year term, beginning on the second year anniversary of the Effective Date and continuing throughout the term of this Agreement, Aspen shall pay TeleTech an ongoing annual royalty fee equal to five percent (5%) of all Gross Revenue received by Aspen (“Running Royalty Fees-Automotive Field of Use”), subject to Section 3.4. Aspen shall pay TeleTech the Running Royalty Fees-Automotive Field of Use within thirty (30) days after the expiration of each Calendar Quarter, accompanied by the certified reports as required by Section 3.9. If the Running Royalty Fees-Automotive Field of Use paid by Aspen in a calendar year is less than $150,000 USD, then Aspen shall pay TeleTech, by February 1 of the next calendar year, an amount equal to the difference between $150,000 USD and the Running Royalty Fees-Automotive Field of Use paid to date for the calendar year.
3.4 Offsets to License Fees. Running Royalty Fees-Automotive Field of Use Field of Use may be offset in the following manner: if TeleTech’s gross revenue from Aspen for call center services provided by TeleTech to Aspen pursuant to the Master Services Agreement and Statement of Work between the Parties (“TeleTech Call Center Services”) exceeds $5,000,000 USD annually, each $1,000,000 USD of gross revenue annually in excess of $5,000,000 USD will reduce the Running Royalty Fees-Automotive Field of Use Field of Use by $100,000 USD, up to a maximum reduction of $150,000 USD per year. For illustration purposes only, if TeleTech Call Center Services are $6,000,000 USD in a calendar year, then the Running Royalty Fees-Automotive Field of Use Field of Use owed by Aspen will be reduced by $100,000 USD for the calendar year.
3.5 Running Royalty Fees—Non-Automotive Industry. Commencing on the Effective Date and continuing unless Aspen shall give written notice of termination to TeleTech not less than 60 days prior to the beginning of any applicable one-year term, Aspen shall pay TeleTech, within thirty (30) days after the end of each Calendar Quarter, an ongoing annual royalty fee equal to five percent (5%) of all Gross Revenue received by Aspen for such Calendar Quarter (and without duplication of any other License Fees payable hereunder) derived from utilizing the Software or any Derivative Work in the Non-Automotive Field of Use (“Running Royalty Fees—Non-Automotive”) accompanied by the certified reports as required by Section 3.9.
3.6 Transmission of Payments. All License Fees and any other payments payable by Aspen pursuant to this Agreement shall be paid in cash in immediately available USD funds by check or wire transfer to TeleTech.
3.7 Late Payments. TeleTech’s obligations and Aspen’s rights are contingent on full and timely payment of all amounts required to be paid hereunder. Failure to make timely payment within 30 days of the due date thereof will be deemed a material breach of this Agreement and entitle TeleTech to terminate this Agreement pursuant to Section 9.2. TeleTech reserves the right to invoice Aspen for interest on any overdue sum at the rate of one and a half percent (1.5%) per month (or the highest rate allowed by applicable law), calculated from the due date of payment to the date of collection. Payment subsequently received from Aspen will be first applied to such late charges, then to amounts past due and then to new billings.
3.8 Taxes, Etc. All amounts are net of, and Aspen shall pay all additional sums for, any sales and use taxes, duties, and other similar assessments related to the Software under this Agreement (exclusive of taxes based on TeleTech’s net income). Teletech shall provide Aspen reasonable detail of such taxes and shall request compensation by Aspen of such taxes within 180 days of the date such taxes were paid or required to be paid by Teletech, whichever is later. If Teletech fails to notify Aspen of any such taxes within the 180-day period referred to above, Aspen shall not be required to pay or reimburse Teletech for any such taxes. Aspen shall indemnify and hold harmless TeleTech from all claims and liability arising from Aspen’s failure to comply with the requirements of this Section 3.8.
3.9 Reporting Obligations.
               a. Aspen shall maintain, during the term of this Agreement and for a period of two (2) years following termination of this Agreement, records showing the Gross Revenue under the license herein granted in sufficient detail to enable the License Fees payable hereunder by Aspen to be audited pursuant to Section 3.10.
              b. Aspen will provide to TeleTech, within thirty (30) days after the end of each Calendar Quarter, a written report reporting all Gross Revenue by Aspen during the preceding three-month period and the License Fees due thereon. The report shall contain all information necessary for the determination of License Fees payable hereunder. The report shall be signed and certified by the Chief Financial Officer of Aspen. If, for any three-month period, no License Fee payments shall be due, Aspen shall submit a written report to TeleTech to that effect. All reports shall be delivered to TeleTech at the address specified in this Agreement and substantially in the format of the report attached as Exhibit D.

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              c. The reports provided by Aspen pursuant to this Section 3.9 and any information provided by Aspen in any audit performed pursuant to Section 3.10 and all records used or generated in any such audit shall be confidential, and TeleTech shall take reasonable measures to maintain the confidentiality of such reports and information.
3.10 Audit Rights.
              a. During the term of this Agreement and for a period of two (2) years following termination of this Agreement, Aspen agrees to permit its books and records to be examined, and/or its use of the Software and Derivative Works to be examined, upon written request from TeleTech and at a reasonable time during Aspen’s normal business hours and at a location where Aspen normally keeps its records, Software and Derivative Works, to the extent necessary to verify the reports provided for in Section 3.9(b) and Aspen’s compliance with the terms and conditions of the Agreement regarding use of the Software and Derivative Works, such examination to be made at the expense of TeleTech by TeleTech or its agents or any certified public accountant appointed by TeleTech (with respect to any audit in connection with Section 3.9).
              b. If the results of the audit reveal that Aspen has underpaid amounts due under this Agreement, Aspen shall pay, within thirty (30) days of written notice of the audit results, TeleTech the amount of such deficiency, together with interest as provided for under this Agreement plus an additional 2.00% per annum. If an audit shows that Aspen has paid more than required under this Agreement, any excess amounts shall, at the option of Aspen, be refunded by TeleTech or credited against future royalties. TeleTech shall assume the costs of such audits, provided that Aspen shall be liable to TeleTech for the cost of such audits in the event that such audit results in a determination that Aspen has paid less than ninety percent (90%) of the monies owed TeleTech under this Agreement for the period of the audit.
3.11 Non-Compete. Upon receipt of the Source Code, Aspen may have the opportunity to discover TeleTech’s trade secret information in that Source Code and as such, except as otherwise stated in this Agreement, Aspen, on its own or indirectly through others, shall not create or attempt to create any software outside of this Agreement to function as, take the place of or replace the Software during the term of this Agreement; provided however that the parties agree that Aspen’s use, improvements, updates, enhancements or modifications to the Appointnet software which do not contain the Software, shall not be considered to be a breach of this Agreement or competition with Teletech; and provided further than the parties agree that Aspen’s modifications, creation, use or reproduction of Derivative Works of the Software in accordance with and as contemplated by this Agreement shall not be considered to be a breach of this Agreement or competition with Teletech.
     4 Delivery, Installation and Support.
4.1 Delivery. TeleTech shall deliver the Software at Closing. With respect to the Source Code, within 5 business days of the execution of this Agreement, TeleTech shall deliver the Source Code on CD-ROM or DVD-ROM to Rick Goddard at Aspen .
4.2 Installation, Authorized Equipment and Site. Aspen shall be solely responsible for installing the Software. Aspen shall install and use the Software and Source Code only on the computer equipment (“Authorized Equipment”) at the Site(s) listed on Exhibit B attached to this Agreement. Exhibit B shall be amended by Aspen each time there is a change to the Authorized Equipment and/or Site(s). Upon the sale or transfer of any Site, the license grants to the Software and Source Code with respect to such Site will immediately terminate, unless TeleTech and the purchaser of such Site (“Purchaser”) agree in writing to the transfer of the Software and Source Code and enter into a Software License Agreement with respect to the Software and Source Code. If the Software and Source Code are not transferred to the Purchaser as provided for herein, Aspen may elect to transfer the licenses at no additional cost for use at a different Aspen location and all such use of the Software and Source Code at the new Site shall be governed by the terms of this Agreement, provided that Exhibit B has been amended accordingly.
4.3 Support. TeleTech shall have no responsibility for supporting, maintaining, correcting and/or updating the Software in any manner under this Agreement.
     5 Limited Warranty and Disclaimers.
5.1 Limited Warranty. TeleTech warrants to Aspen that (i) the Software is the most recent version as of the Effective Date, (ii) TeleTech exclusively owns and possess all right, title and interest to the Software, free and clear of any lien, license or other restriction or limitation, including regarding use or disclosure, (iii) to Seller’s Knowledge the Software does not infringe any third-party’s Intellectual Property, and (iv) TeleTech has the right to grant the licenses to Aspen hereunder.
5.2 Disclaimer. OTHER THAN THE LIMITED WARRANTY SET FORTH IN SECTION 5.1 AND MADE FOR THE BENEFIT OF ASPEN ONLY, THE SOFTWARE IS PROVIDED “AS IS”, AND TELETECH MAKES NO, AND HEREBY DISCLAIMS ALL, OTHER WARRANTIES OR REPRESENTATIONS OR CONDITIONS, WHETHER WRITTEN OR ORAL, EXPRESS, IMPLIED, OR STATUTORY, WITH RESPECT TO THE SUBJECT MATTER HEREOF, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A

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PARTICULAR PURPOSE. TELETECH DOES NOT WARRANT THAT ANY OR ALL ERRORS CAN BE CORRECTED, OR THAT OPERATION OF THE SOFTWARE SHALL BE UNINTERRUPTED OR ERROR-FREE. STATEMENTS MADE BY TELETECH’S SALES REPRESENTATIVES OR IN PROMOTIONAL MATERIALS DO NOT CONSTITUTE WARRANTIES.
6 Limitation of Liability.
6.1 Limitation of Liability. Except for the Confidentiality and Indemnification obligations under this Agreement and for claims based upon infringement or misappropriation of TeleTech’s Intellectual Property, either Party’s maximum liability under this Agreement shall be limited to direct actual damages not to exceed the actual License Fees paid to TeleTech under this Agreement during the immediately preceding twelve (12) month period from the date the claim in question first arose. except for the confidentiality and indemnification obligations under this agreement, In no event shall TeleTech or Aspen, any parent, subsidiary, or affiliate, or any of their officers, directors, employees or representatives, be liable to any third party for damages of any kind or nature or in any manner whatsoever, or for any consequential, indirect, exemplary, incidental, Punitive or special damages or costs (including attorneys’ fees) regarding this Agreement or resulting from or in connection with the use, misuse, or inability to use the Software, even if TeleTech or Aspen has been advised of the possibility thereof.
6.2 Survival. Sections 1, 3.1, 3.2, 3.6 through 3.11, 5, 6, 7 and 8 shall survive the termination of this Agreement.
7 IP & Confidentiality.
7.1 Ownership. (a) Aspen acknowledges and agrees that all right, title, and interest in the Software, Source Code, and all information and materials related to the Software, Source Code, and TeleTech’s business, regardless of form, including all, Confidential Information, Intellectual Property of TeleTech, and other intellectual property rights pertaining thereto (collectively, “TeleTech IP”) are owned by TeleTech and shall remain vested in TeleTech. Each of Aspen and Teletech acknowledges and agrees that each of Aspen and Teletech are joint and undivided owners in all right, title, and interest in the Derivative Works created by Aspen pursuant to this Agreement. Each of Aspen and Teletech acknowledges and agrees that any profits derived from use or license of Derivative Works by third parties, created by Aspen pursuant to this Agreement, shall be divided between Aspen and Teletech in a reasonable and good faith manner reflecting the relative contribution to the Derivate Work created by Aspen, pursuant to this Agreement. Neither Teletech nor Aspen shall license the Derivative Works created by Aspen pursuant to this Agreement to a competitor of the other party without the prior written consent of such other party. This Section 7 of the Agreement shall survive the termination of this Agreement.
(b) Aspen further acknowledges that the Software, Source Code and Documentation are unpublished and constitute TeleTech copyrights, trade secrets, and Confidential Information. Aspen does not claim any ownership or other proprietary rights in or to any TeleTech IP (other than Derivative Works created by Aspen pursuant to this Agreement) and to the extent such ownership or proprietary rights exist, Aspen agrees to transfer such ownership and/or proprietary rights to TeleTech. Aspen shall provide TeleTech with a copy of the most recent versions of all Derivative Works that Aspen makes or has made in each Calendar Quarter, no later than thirty (30) days after the last day of each Calendar Quarter, and shall keep and maintain accurate and complete records, notes, materials, reports and any other information related to, regarding, or in connection with, any and all Derivative Works created by Aspen. Aspen further understands that TeleTech has full, complete and exclusive ownership of the Derivative Works (other than Derivative Works created by Aspen pursuant to this Agreement). If Aspen refuses or TeleTech is unable for any reason to secure Aspen’s signature to execute any assignment or to apply for or to pursue any application of any United States or foreign patents, trademarks or copyright applications or registrations covering a Derivative Work (other than Derivative Works created by Aspen pursuant to this Agreement), then Aspen hereby irrevocably designates and appoints TeleTech and its duly authorized managers, members, representatives and agents as Aspen’s agent and attorney in fact, to act for and in Aspen’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the protection and issuance of patents, trademarks or copyright registrations thereon with the same legal force and effect as if executed by Aspen. Aspen further agrees that Aspen’s obligation to execute or cause to be executed, when it is in Aspen’s power to do so, any such instrument or papers shall continue after the termination of this Agreement until the expiration of the last such intellectual property right to expire in any country in the world. Aspen shall not, at any time, dispute or take any objection to the validity or the registration of any patent, copyright, or other intellectual property right, in any country, contemplated under this Agreement with respect to any Derivative Work (other than Derivative Works created by Aspen pursuant to this Agreement) or any other TeleTech IP (other than Derivative Works created by Aspen pursuant to this Agreement).

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7.2 Protection of TeleTech IP. Aspen shall not itself (unless specifically authorized under this Agreement) nor permit any other party to:
          a. [Intentionally omitted];
          b. Alter, remove or suppress any copyright or other proprietary notices or marks or any confidentiality legends embedded or otherwise appearing in or on the TeleTech IP (other than Derivative Works created by Aspen pursuant to this Agreement); or fail to ensure that all such notices and legends appear on all full or partial copies of the TeleTech IP or any related material, and Aspen shall insure that such notices, modified as appropriate under this Agreement, continue to appear or exist in any Derivative Work that Aspen develops; or
               c. Sell, sublicense, lease, assign, transfer, distribute, encumber, or otherwise transform the TeleTech IP, this Agreement or any of Aspen’s rights hereunder other than as necessary in connection with the provision of the Services pursuant to this Agreement.
7.3 Confidentiality. The unauthorized disclosure or use of Confidential Information would cause great injury and harm to TeleTech. Therefore, Aspen agrees to take all appropriate action to ensure the confidentiality and security of TeleTech’s Confidential Information, but in any event no less than the same standard of care it uses to protect its own confidential information of like kind and value. Without limiting the generality of the foregoing, and in addition to Aspen’s obligations in Section 7.2, Aspen agrees that it: (i) shall maintain TeleTech’s Confidential Information in the strictest confidence, including compliance with reasonable remote access security requirements, and will take all necessary and proper precautions to prevent any unauthorized use or disclosure of the Confidential Information; (ii) shall not disclose, display, publish, transmit, or otherwise make available such Confidential Information or the benefit thereof, in whole or in part, except in confidence to its own employees on a need-to-know basis who have agreed to the confidentiality terms set forth in this Section 7.3, and with respect to the Source Code, Aspen agrees that it will not disclose it to anyone other than Designated Engineers; (iii) except as expressly permitted hereunder, shall not copy, duplicate, replicate, transform, or reproduce such Confidential Information; and (iv) inform TeleTech immediately of any breach or threatened breach of the confidentiality obligations set forth in this Section 7.3. Notwithstanding the foregoing restrictions, Aspen may use and disclose any Confidential Information (1) to the extent required by an order of any court or other governmental authority or (2) as necessary for it to protect its interest in this Agreement, but in each case only after TeleTech has been so notified and has had the opportunity, if possible, to obtain reasonable protection for such information in connection with such disclosure. Aspen acknowledges that monetary damages may not be a sufficient remedy for unauthorized disclosure of Confidential Information and that in addition to any other remedies it may have at law or in equity, TeleTech shall be entitled to seek a restraining order, injunction, or other similar remedy without posting bond as a condition of such relief.
7.4 Applicability. The restrictions set forth in this Section 7 shall apply during the Term of this Agreement, and shall remain in full force and effect after any termination: (i) for trade secrets and any Confidential Information that rises to the level of a trade secret, as long as such information qualifies as a trade secret; and (ii) for all other Confidential Information, during a period of five (5) years after initial disclosure. Notwithstanding the foregoing, Aspen acknowledges and agrees that the Software, including Derivative Works, and Documentation contain trade secrets and shall be kept confidential throughout the term of this Agreement and for as long thereafter as they remain trade secrets under applicable law.
7.5 Trademark License. TeleTech grants to Aspen the right to use the Trademarks in connection with the advertising and marketing of the Software and Services and provision of the Services in accordance with the terms and conditions set forth in the Trademark License Agreement attached hereto as Exhibit C (“Trademark License”), which Trademark License shall be executed by Aspen concurrently with the execution of this Agreement. If this Agreement is terminated for any reason, the Trademark License shall automatically and immediately terminate.
     8 Indemnity and Guarantee.
               a. Teletech agrees to defend, indemnify and hold Aspen, its employees, agents, officers, directors, managers, shareholders, members or representatives or any one of them, or any Affiliate or its respective officers, managers, directors, employees, shareholders, members, agents or representatives or any one of them harmless from any and all third party claims, actions, suits, awards, costs (including without limitation reasonable attorney fees), expenses and liabilities incurred in connection with (i) TeleTech’s violation of any applicable law, (ii) any violation or breach of this Agreement by TeleTech, and (iii) any claim that the Derivative Work infringes any third-party’s Intellectual Property.
               b. Aspen agrees to defend, indemnify and hold TeleTech, its employees, agents, officers, directors, managers, shareholders, members or representatives or any one of them, or any Affiliate or its respective officers, managers, directors,

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employees, shareholders, members, agents or representatives or any one of them (“TeleTech Indemnified Parties”) harmless from any and all third party claims, actions, suits, awards, costs (including without limitation reasonable attorney fees), expenses and liabilities incurred in connection with (i) Aspen’s violation of any applicable law, (ii) any violation or breach of this Agreement by Aspen, and (iii) any claim that the Derivative Work infringes any third-party’s Intellectual Property.
               c. Guaranty of Aspen’s Parent. Aspen’s Parent agrees to be guarantor and unconditionally guarantees to TeleTech and its successors and assigns the full and punctual payment by Aspen, of the First Year Royalty Fee and the Second Year Royalty Fee pursuant to this Agreement. If, at any time, Aspen shall default in the payment of the First Year Fee and/or the Second Year Royalty Fee, Guarantor will pay the same, as the case may be, in place and stead of Aspen. In the event of a dispute arising under Section or the Agreement as relates to this Section, Aspen’s Parent agrees to accept service of process on behalf of Aspen.
     9 Term & Termination.
9.1 Agreement Term. This Agreement shall commence on the Effective Date and continue unless earlier terminated as provided in Section 9.2.
9.2 Termination of Agreement.
a. This Agreement may be terminated by TeleTech immediately if:
(1)	Aspen fails to timely pay any amount owed to TeleTech pursuant to this Agreement, including without limitation, any License Fees; or

(2)	Aspen breaches any of its confidentiality obligations under this Agreement.
b. This Agreement may be terminated by either Party if:
(1)	a Party breaches this Agreement and such breach is not cured within thirty (30) days from the date of written notice of such breach by the non-breaching Party; or

(2)	a Party ceases to do business, or becomes insolvent, or files a petition in bankruptcy or an involuntary petition in bankruptcy is filed against the Party and it is not dismissed within thirty (30) days of such filing, or makes an assignment for the benefit of its creditors, or is subject to the appointment of a trustee, receiver or other custodian for such Party or such Party’s property.
c. This Agreement may be terminated by Aspen in accordance with Section 3.3 or Section 3.5, as applicable.
9.3 Obligations Upon Termination. Upon termination of this Agreement for any reason: (i) all outstanding amounts owed by Aspen to TeleTech shall be immediately due to TeleTech; (ii) Aspen shall immediately cease all uses of the Software and Source Code, remove all copies from any equipment on which they have been installed, return them with all Documentation and other TeleTech Confidential Information and TeleTech IP in Aspen’s possession or control, including the most recent version of the Software, and provide TeleTech an officer’s certificate confirming the foregoing within thirty (30) days of the date of termination; (iii) Aspen shall immediately cease all use of the Trademarks and return or destroy, at TeleTech’s sole option, all copies of materials in Aspen’s possession or control that bear or use the Trademarks, and provide an officer’s certificate confirming same, within thirty (30) days of the date of termination; and (iv) the licenses and all other rights and obligations of the Parties pursuant to this Agreement shall immediately terminate except as provided in section 6.2.
     10 Governing Law & Remedies.
This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Colorado without regard to its principles governing conflict of laws, and the Parties agree to submit to the exclusive jurisdiction of and venue in, the courts in Denver, Colorado. Aspen shall comply with all laws, rules, and regulations directly or indirectly applicable to use and possession of the Software, including regulations under the US Export Administration Act and the US Foreign Corrupt Trade Practices Act. Aspen shall indemnify and hold harmless TeleTech for any failure to do so. Aspen represents that it will not export or otherwise remove the Software or any portion thereof from the Territory, either directly or indirectly, without first obtaining a license to do so from TeleTech, and any licenses or approvals as may be required from the applicable agency or department of the US Government

Software and Intellectual Property License Agreement	Page 8 of 21	9/28/2007

or from any other competent governmental authority. The United Nations Convention on Contracts for the International Sale of Goods shall not apply hereto in any respect.
     11 General.
11.1 Headings/Counterparts. Section headings are for convenience only. This Agreement may be executed in one or more counterparts, each of which shall for all purposes are deemed to be an original and all of which shall constitute the same instrument.
11.2 Consent. Wherever consent or other approval is required, such consent shall not be unreasonably withheld or delayed; provided, however, it shall not be considered unreasonable for TeleTech to withhold its consent if consent could serve to jeopardize the confidentiality of and/or TeleTech’s interests in TeleTech IP.
11.3 Assignment. Aspen shall not assign this Agreement without the prior written consent of TeleTech provided, however that no such consent shall be required in the event of an assignment of this Agreement by Aspen (i) to an affiliate of Aspen, or (ii) in connection with a merger, reorganization or sale of substantially all of the assets of Aspen.
11.4 Force Majeure. Except for obligations of confidentiality and payment, neither Party shall be liable for any delay or failure in performance if caused by any factor beyond its reasonable control, and performance shall be deferred until such cause of delay is removed.
11.5 No Agency. Nothing herein shall make either Party the agent of the other for any purpose whatsoever. The Parties are independent of each other and this Agreement does not create the relationship of partnership, principal-agent, employer-employee or joint venture between Aspen and TeleTech.
11.6 Notices. Notices and other communications required hereunder must be in writing, delivered by hand delivery or nationally recognized overnight courier or certified or registered mail with postage prepaid and addressed to the following addresses:

TeleTech Holdings, Inc. 9197 S. Peoria Street Englewood, CO 80129 Attention: Chief Financial Officer Fax:

with copies to:

TeleTech Holdings, Inc.	TeleTech Holdings, Inc.
9197 S. Peoria Street	9197 S. Peoria Street
Englewood, CO 80129	Englewood, CO 80129
Attention: General Counsel	Attention: Assistant General Counsel of Intellectual Property
Fax: 303-397-8677	Fax: 303-397-8677

and:

Aspen Marketing Services, Inc. 1240 North Avenue West Chicago, IL 60185 Attention: General Counsel Fax: 630-562-5549
Notices will be deemed given and delivery will be deemed made, when delivered, if hand delivered, and on the next business day after deposit if sent by nationally recognized overnight courier or 48 hours after being deposited in the mail, if certified or registered mail. Notices may only be sent in this manner unless otherwise agreed to by the Parties.
11.7 Waiver. Any failure or delay by either Party in exercising any right or remedy shall not be deemed a waiver of any further, prior, or future right or remedy hereunder.

Software and Intellectual Property License Agreement	Page 9 of 21	9/28/2007

11.8 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The invalidity or unenforceability of any provision shall not constitute a failure of consideration hereunder.
11.9 Entire Agreement/Modification. This Agreement and its Exhibits together constitute the entire agreement between TeleTech and Aspen, and supersede all prior agreements and understandings, whether oral or written, relating to the subject matter hereof. No other agreements shall be effective to change, modify, or terminate this Agreement in whole or in part unless in writing specifically referencing this Agreement and duly signed by authorized representatives of both Parties. No terms, provisions or conditions of any purchase order, invoice or other business form or written authorization used by either Party will have any effect on the rights, duties or obligations of the Parties under, or otherwise modify, this Agreement, regardless of any failure of either Party to object to such terms, provisions or conditions. In case of any conflict between this Agreement and (i) any Exhibit or other attachment hereto or (ii) that certain Asset Purchase Agreement dated as ___, 2007 by and among the Parties and Newgen Results Corporation, Carabunga.com, Inc. and Newgen Results Canada, Ltd, the provisions of this Agreement shall control.
11.10 Counterparts, Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument. If this Agreement is executed in counterparts, no signatory hereto shall be bound until both the Parties named below have duly executed or caused to be duly executed a counterpart of this Agreement. A signature on a copy of this Agreement received by either Party by facsimile is binding upon the other Party as an original. Both Parties agree that a photocopy of such facsimile may also be treated by the Parties as a duplicate original.

Software and Intellectual Property License Agreement	Page 10 of 21	9/28/2007

IN WITNESS WHEREOF, TeleTech and Aspen have caused this Agreement to be executed as of the Effective Date by their duly authorized representatives, and each represents and warrants to the other that it is legally free to enter in to this Agreement.

ASPEN MARKETING SERVICES, INC.	TELETECH HOLDINGS, INC.

Signed By:	Signed By:
Printed Name:	Printed Name:
Title:	Title:
Date:	Date:
ASPEN ACQUISITION HOLDINGS LLC

Signed By:
Printed Name:
Title:
Date:

Software and Intellectual Property License Agreement	Page 11 of 21	9/28/2007

LIST OF EXHIBITS
EXHIBIT A: CONFIDENTIAL INFORMATION AND NON-DISCLOSURE AGREEMENT
EXHIBIT B: SOFTWARE AND SOURCE CODE SITES
EXHIBIT C: TRADEMARK LICENSE AGREEMENT
EXHIBIT D: ROYALTY REPORTING FORM

EXHIBIT A
CONFIDENTIAL INFORMATION AND NON-DISCLOSURE AGREEMENT
This Confidential Information and Non-Disclosure Agreement (the “Agreement”), is entered into this                      day of                                         , 20___ (the “Effective Date”) by and among TeleTech Holdings, Inc., a corporation organized under the laws of Delaware with offices located at 9197 S. Peoria Street, Englewood, CO 80129 (“TeleTech”), and Aspen Marketing Services, Inc., a corporation organized under the laws of Delaware, with offices located at 1240 North Avenue, West Chicago, IL 60185 (“Aspen”), and                                         , an individual residing at                                          (“Recipient”)(collectively, the “Parties”).
WHEREAS, Recipient is an employee of Aspen who is or will be engaged in creating Derivative Works (as defined below) of TeleTech’s Identify! and/or Identify! Plus software (the “Software”) and consequently will have access to TeleTech’s Source Code (as defined below) and other Confidential Information (as defined below);
NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and the disclosure of confidential information between the Parties, the receipt and sufficiency of such consideration hereby acknowledged, the Parties hereto agree as follows:
1. DEFINITIONS
     a. “Automotive Field of Use” shall mean the design, creation, manufacturing, marketing, distribution, sale and servicing of automobiles, including passenger cars, trucks, SUVs and the like.
     b “Confidential Information” shall mean any data, material or information provided by TeleTech to Aspen in printed, written, graphic, photographic or other tangible form, as well as stored, transmitted and received electronically, or information of TeleTech that is presented, communicated or disclosed orally, including but not limited to information marked as “Confidential”, “Secret”, “Proprietary”, “Restricted”, “Private” or words of similar import, information generally known in the business to be confidential, and any other information disclosed to Aspen by TeleTech concerning the businesses and affairs of TeleTech and its subsidiaries that is not already generally available to the public, including, without limitation, trade secrets and know-how. Confidential Information shall include the Software, Source Code, Intellectual Property of TeleTech, trade secrets and any Derivative Work (other than Derivative Works created by Aspen) and shall also include any information which can be obtained from examining, testing, utilizing or analyzing the Software or Derivative Work, or any software, hardware or component thereof as well as any accompanying materials, manuals, records or documents of similar nature. Confidential Information shall not include information that is: (i) lawfully known to Aspen prior to its disclosure by TeleTech, and such knowledge is not a direct or indirect result of a breach of any obligation by any third party; (ii) now or later becomes in the public domain other than as a result of a breach by Aspen or its obligations hereunder; (iii) received subsequently by Aspen from a third party who has the lawful right to disclose same; or (iv) independently developed by Aspen without reference to the Confidential Information received hereunder, as evidenced by Aspen’s records.
     c. “Confidential Materials” shall mean all tangible materials containing Confidential Information, including without limitation written or printed documents and computer disks or tapes, whether machine or user readable.
     d. “Derivative Work” shall mean a work that is based on, or incorporating, the Software, including but not limited to, translations, abridgments, condensations, improvements, updates, fixes, modifications and enhancements, or any other form in which the Software may be recast, transformed, adapted, or revised, and includes any other work specifically so-designated by Aspen and TeleTech in writing in the future.
     e. “Intellectual Property” shall mean all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisionals, extensions, reexaminations, utility models, certificates of invention, industrial designs, and design patents, as well as the rights to file for, and to claim priority to, any such patent rights, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all advertising and promotional materials, (h) all other proprietary rights, (i) all copies and tangible embodiments thereof (in whatever form or medium); and (j) all income, royalties, damages and payments related to any of the foregoing (including damages and payments for past, present or future infringements, misappropriations or other conflicts with any intellectual property), and the right to sue and recover for past, present or future infringements, misappropriations or other conflict with any intellectual property.
     f. Mutual Confidential Information. Any Derivative Works created by Aspen pursuant to this Agreement.
     g. “Non-Automotive Field of Use” shall mean any business, industry and/or commerce in a field other than the Automotive Field of Use.
     h. “Object Code” shall mean the Software assembled or compiled or fixed in magnetic or electronic binary form on media, which is readable and usable by machines, but not generally readable by humans without reverse assembly, reverse compiling, or reverse engineering.
     i. “Services” shall mean telephone answering services, including, without limitation, tracking, managing, recording and forwarding customer calls to a call center, including accessing and forwarding customer data and routing customer calls to a professional customer care agent.
     j. “Source Code” means the source code of the Software written in programming language, including comments and procedural code, such as job control language statements, in a form intelligible to trained programmers and capable of being translated into Object Code for operation on computer equipment through assembly or compiling, and accompanied by documentation in sufficient detail to enable a trained programmer through study of such documentation to maintain and/or modify the Software without undue experimentation.
2. RESTRICTIONS
     a. Recipient may only use Confidential Information and Confidential Materials during Recipient’s employment with Aspen in connection with creating, using, modifying and reproducing Derivative Works of the Software for Aspen in connection with providing the Services in the Automotive Field of Use and Non-Automotive Field of Use. Recipient agrees to segregate all such Confidential Materials from the confidential materials of others in order to prevent commingling. Recipient shall not disclose the Confidential Information or Confidential Materials to any third party without TeleTech’s prior written consent.
     b. For purposes of this Agreement, Mutual Confidential Information shall be treated as Confidential Information except that both Parties are considered to be both owner and discloser (“Discloser”) and Recipient of Mutual Confidential Information, for example, each Party shall treat Mutual Confidential Information as the Confidential Information of the other, and neither Party can disclose Mutual Confidential Information to non-employee third parties without the express, written permission of the other Party.
     c. In the event a Recipient is required by law, applicable regulation or judicial process to disclose all or any portion of the Confidential Information or Confidential Materials, the Recipient agrees to (i) promptly notify TeleTech of the existence, terms and circumstances surrounding such requirement sufficiently in advance of the time for such disclosure to allow TeleTech to protect its Confidential Information and Confidential Materials by limiting or resisting the disclosure requirement and (ii) if disclosure of such information is required, exercise its reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such Confidential Information and Confidential Materials. If such order or assurance is not obtained, Recipient shall be permitted to disclose only such portion of the Confidential Information or Confidential Materials that it is advised by opinion of counsel is required to be disclosed.
     d. Recipient shall take security precautions, no less than the precautions it takes to protect confidential information of Aspen, but in no event less than reasonable care, to keep confidential the Confidential Information and Confidential Materials. In addition to the precautions taken above, Recipient shall do the following:
     i. maintain the confidentiality of any passwords, keys, combinations or other security devices used to maintain the confidentiality of the Confidential Information and Confidential Materials;
     ii. report immediately any instance of any such security devices being lost or stolen to appropriate personnel at Aspen and TeleTech;
     iii. keep Confidential Information and Confidential Materials on Aspen premises except as temporarily required to perform tasks at a different location when authorized and instructed to do so by Aspen, but in no event maintaining Confidential Information and Confidential Materials off such premises for longer than necessary to perform the offsite tasks;
     iv. regularly destroy Confidential Materials through shredding or burning when such Confidential Materials are no longer necessary for carrying out the purposes of this Agreement; and
     v. share Confidential Information and Confidential Materials only with other employees of Aspen who have executed a copy of this Agreement.
3. RIGHTS AND REMEDIES
     a. Recipient shall notify Aspen and TeleTech immediately upon discovery of any unauthorized use or disclosure of Confidential Information or Confidential Materials, or any other breach of this Agreement and will cooperate with Aspen and TeleTech in every reasonable way to help Aspen and TeleTech regain possession of the Confidential Information or Confidential Materials and prevent its further unauthorized use or disclosure.
     b. In the event of termination of employment of Recipient, Recipient shall immediately return to Aspen all originals, copies, reproductions and summaries of Confidential Information or Confidential Materials in Recipient’s possession and certify in writing to that it has complied with this provision. Aspen shall take reasonable steps to ensure that Recipient complies with this requirement.
     c. Recipient acknowledges that monetary damages may not be a sufficient remedy for unauthorized disclosure of Confidential Information and that TeleTech shall be entitled, without waiving any other rights or remedies, to such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction.
     d. TeleTech or its designated agent may interview, orally or in writing, Recipient with reasonable prior notice and during normal business hours, to review Recipient’s compliance with the terms of this Agreement.
4. MISCELLANEOUS
     a. All Confidential Information and Confidential Materials are and shall remain the property of TeleTech. By disclosing information to Recipient or Aspen, TeleTech does not grant any express or implied right to Recipient or Aspen as to any of TeleTech’s patents, copyrights, trademarks, or trade secret information, or any other Intellectual Property.
     b. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof. This Agreement shall not be modified except by a written agreement dated subsequent to the date of this Agreement and signed by both Parties. None of the provisions of this Agreement shall be deemed to have been waived by any act or acquiescence on the part of TeleTech, its agents, or employees, but only by an instrument in writing signed by an authorized officer of TeleTech. No waiver of any provision of this Agreement shall constitute a waiver of any other provision(s) or of the same provision on another occasion.
     c. If TeleTech employs attorneys to enforce any rights arising out of or relating to this Agreement, TeleTech shall be entitled to recover its reasonable attorneys’ fees. This Agreement shall be construed in accordance with the laws of the state of Colorado, without regard to that state’s conflict of laws principles.
     d. Subject to the limitations set forth in this Agreement, this Agreement will inure to the benefit of and be binding upon the Parties, their successors and assigns.
     e. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect.
     f. The Parties to this Agreement acknowledge that each has had the opportunity to consult with legal counsel of their own choosing. The Parties therefore agree that the Rule of Construction which provides that ambiguities in a contract shall be construed against the drafter shall not apply to this Agreement and the Parties waive any such defense to the terms of this Agreement.
     g. All obligations created by this Agreement shall survive change or termination of Recipient’s employment with Aspen.

     In WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

TELETECH HOLDINGS, INC.

By:
Name:
Its:

ASPEN MARKETING SERVICES, INC.
By:
Name:
Its:

RECIPIENT
Name:

Address:

EXHIBIT B
SOFTWARE AND SOURCE CODE SITES

EXHIBIT C
TRADEMARK LICENSE AGREEMENT

EXHIBIT D
ROYALTY REPORTING FORM

From Licensee:	Aspen Marketing Services, Inc. (“Aspen”)

In Connection With:	The Software and Intellectual Property Agreement between Aspen and TeleTech Holdings, Inc. dated (“License Agreement”).

Calendar Quarter (circle one):	(January 1 to March 31) or (April 1 to June 30) or (July 1 to September 30) or (October 1 to December 31)

For the Year:

Date of this Report:

Scope:	All Gross Revenues in connection with Identify! software, Identify! Plus software, or any Derivative Work (as defined in the License Agreement)

ROYALTY DUE UNDER SECTION 3.5 OF LICENSE AGREEMENT
Invoice Date	Invoice Number	Gross Revenues Received During Calendar Quarter for Non-Automotive Field of Use

Total of Gross Revenue for Non-Automotive Field of Use:

Total Running Royalty Fee-Non-Automotive[1] (5.0% of Gross Revenue for Non-Automotive Field of Use):

Amount Due:	(A)

[1]	Begins accruing upon Effective Date of License Agreement.

ROYALTY DUE UNDER SECTION 3.3 OF LICENSE AGREEMENT
Invoice Date	Invoice Number	Gross Revenues Received During Calendar Quarter for Automotive Field of Use

Total of Gross Revenue for Automotive Field of Use:

Total Running Royalty Fee-Automotive[2] (5.0% of Gross Revenue for Automotive Field of Use):

Offset:

Amount Due:	(B)

TOTAL AGGREGATE ROYALTIES DUE	(A + B)

[2]	Begins accruing on second year anniversary of the Effective Date of License Agreement, and shall not be less than $150,000 USD annually as specified in Article 3.